Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-186691) pertaining to the Remy International, Inc. Omnibus Incentive Plan of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Remy International, Inc., and the effectiveness of internal control over financial reporting of Remy International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 27, 2014